EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports Second Quarter 2016 Results

•	Jack A. Fusco Appointed as Chief Executive Officer of the General Partner of Cheniere Partners

•	Sabine Pass Train 1 Achieved Substantial Completion; Commercial Operations Underway
Houston, Texas - August 9, 2016 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $100.1 million and $175.0 million for the three and six months ended June 30, 2016, respectively, compared to a net loss of $60.0 million and $238.7 million for the same periods in 2015, respectively. Adjusted EBITDA1 for the three and six months ended June 30, 2016 was $50.7 million and $63.2 million, respectively, compared to $11.8 million and $17.7 million for the comparable 2015 periods, respectively.
During the three months ended June 30, 2016, we began recognizing LNG revenues and cost of sales from the Sabine Pass Liquefaction Project (defined below) following the substantial completion of the first liquefaction train (“Train 1”). After substantial completion, we exported 5 cargoes of LNG under our contract with BG Gulf Coast LNG, LLC (Shell) as of the end of the second quarter. Prior to substantial completion, amounts received from the sale of commissioning cargoes were offset against LNG terminal construction-in-process because these amounts were earned during the testing phase for the construction of Train 1 of the Sabine Pass Liquefaction Project. We expect sales of LNG cargoes from future liquefaction trains (“Trains”) to be reported in the same manner.
Total operating costs and expenses increased $66.6 million and $65.7 million during the three and six months ended June 30, 2016 compared to the three and six months ended June 30, 2015, respectively, generally as a result of the commencement of operations of Train 1 of the Sabine Pass Liquefaction Project. Depreciation and amortization expense increased during the three and six months ended June 30, 2016 as we began depreciation of our assets related to Train 1 of the Sabine Pass Liquefaction Project upon reaching substantial completion. General and administrative expense-affiliate decreased during the three and six months ended June 30, 2016, partially due to a decrease in the amount payable under our service agreements with affiliates and partially due to a reallocation of resources from general and administrative activities to operating and maintenance activities following commencement of operations at the Sabine Pass Liquefaction Project.
For the three and six months ended June 30, 2016, Adjusted EBITDA excludes the impact of loss on early extinguishment of debt associated with the write-off of debt issuance costs by Sabine Pass Liquefaction, LLC (“SPL”) in connection with the refinancing of a portion of its credit facilities and by Cheniere Creole Trail Pipeline, L.P. as a result of the prepayment of its outstanding term loan, and derivative loss primarily as a result of a decrease in the forward LIBOR curve over the period as well as an increase in the notional amount of interest rate swaps related to our new credit facilities entered into in February 2016. For the three and six months ended June 30, 2015, Adjusted EBITDA excludes the impact of losses on early extinguishment of debt related primarily to the write-off of debt issuance costs by SPL in connection with the refinancing of a portion of its credit facilities and derivative gains (losses) due primarily to the termination of certain interest rate derivatives.
Second Quarter 2016 Highlights

•	In May 2016, the Board of Directors of Cheniere Energy Partners GP, LLC (“Cheniere GP”), our general partner, appointed Jack A. Fusco as Chief Executive Officer of Cheniere GP.

•	In May 2016, Cheniere Partners and Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) announced that Train 1 of the Sabine Pass Liquefaction Project achieved substantial completion.

•
In June 2016, SPL issued an aggregate principal amount of $1.5 billion of 5.875% Senior Secured Notes due 2026. Net proceeds from the offering were used to prepay a portion of the outstanding borrowings under SPL’s credit facilities and to pay fees and expenses incurred in connection with the offering and prepayment.

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Sabine Pass Liquefaction Project
We are developing up to six Trains, each with an expected nominal production capacity of approximately 4.5 million tonnes per annum (“mtpa”) of LNG, at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Sabine Pass Liquefaction Project”).

The Trains are in various stages of operation, construction, and development.

▪
Construction on Trains 1 and 2 began in August 2012, and as of June 30, 2016, the overall project completion percentage for Trains 1 and 2 was approximately 99.4%, which is ahead of the contractual schedule. Train 1 achieved substantial completion in May 2016. Each Train is expected to achieve substantial completion upon the completion of construction, commissioning and the satisfaction of certain tests. The commissioning process on Train 2 has commenced, and based on the current construction schedule we expect substantial completion of Train 2 to be achieved in late September 2016.

▪
Construction on Trains 3 and 4 began in May 2013, and as of June 30, 2016, the overall project completion percentage for Trains 3 and 4 was approximately 87.4%, which is ahead of the contractual schedule. Based on the current construction schedule, we expect Trains 3 and 4 to reach substantial completion in 2017.

▪
Construction on Train 5 began in June 2015, and as of June 30, 2016, the overall project completion percentage for Train 5 was approximately 38.3%, which is ahead of the contractual schedule. Engineering, procurement, subcontract work and Bechtel direct hire construction were approximately 77.0%, 58.0%, 37.8% and 2.0% complete, respectively. Based on the current construction schedule, we expect Train 5 to reach substantial completion in 2019.

▪
Train 6 is currently under development, with all necessary regulatory approvals in place. We expect to make a final investment decision and commence construction on Train 6 upon, among other things, entering into an engineering, procurement, and construction contract, entering into acceptable commercial arrangements, and obtaining adequate financing.

	Sabine Pass Liquefaction Project
Liquefaction Train	Train 1	Train 2	Trains 3-4	Train 5
Project Status	Operational	Commissioning	87% Overall Completion	38% Overall Completion
Expected Substantial Completion	-	2H 2016	2017	2019
Distributions to Unitholders
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of August 1, 2016, and the related general partner distribution on August 12, 2016.

We estimate that the annualized distribution to common unitholders for fiscal year 2016 will be $1.70 per unit.

Investor Conference Call and Webcast
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for the second quarter on Tuesday, August 9, 2016, at 10 a.m. Eastern time / 9 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Through its wholly owned subsidiary, Sabine Pass LNG, L.P., Cheniere Partners owns 100% of the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, on the Sabine-Neches Waterway less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two marine berths that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. Through its wholly owned subsidiary, Cheniere Creole Trail Pipeline, L.P.,

Cheniere Partners also owns a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

Cheniere Partners, through its subsidiary, SPL, is developing and constructing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners, through SPL, plans to construct over time up to six liquefaction trains, which are in various stages of development and construction. Train 1 has commenced commercial operations, Train 2 is undergoing commissioning, Trains 3 through 5 are under construction and Train 6 is fully permitted. Each liquefaction train is expected to have a nominal production capacity of approximately 4.5 mtpa of LNG. SPL has entered into six third-party LNG sale and purchase agreements (“SPAs”) that in the aggregate equate to approximately 19.75 mtpa of LNG and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Consolidated Statements of Operations
(in thousands, except per unit data) (1)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues
Regasification revenues	$65,122	$66,490	$130,506	$133,208
Regasification revenues—affiliate	717	1,199	2,352	2,011
LNG revenues	85,332	—	85,360	—
Total revenues	151,171	67,689	218,218	135,219

Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	49,294	91	53,198	784
Operating and maintenance expense	24,717	9,298	42,102	39,838
Operating and maintenance expense—affiliate	11,156	7,501	21,986	12,274
Development expense	70	1,367	136	2,518
Development expense—affiliate	153	206	282	410
General and administrative expense	3,792	4,081	6,402	7,596
General and administrative expense—affiliate	21,211	33,472	43,409	55,069
Depreciation and amortization expense	28,184	15,991	47,572	30,870
Total operating costs and expenses	138,577	72,007	215,087	149,359

Income (loss) from operations	12,594	(4,318)	3,131	(14,140)

Other income (expense)
Interest expense, net of capitalized interest	(71,999)	(50,148)	(115,451)	(92,993)
Loss on early extinguishment of debt	(26,304)	(7,281)	(27,761)	(96,273)
Derivative gain (loss), net	(14,792)	1,469	(35,600)	(35,669)
Other income	376	235	650	356
Total other expense	(112,719)	(55,725)	(178,162)	(224,579)

Net loss	$(100,125)	$(60,043)	$(175,031)	$(238,719)

Basic and diluted net loss per common unit	$(0.21)	$(0.01)	$(0.29)	$(0.62)

Weighted average number of common units outstanding used for basic and diluted net loss per common unit calculation	57,084	57,080	57,084	57,080

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in thousands, except per unit data) (1)

	June 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$12,262	$146,221
Restricted cash	450,506	274,557
Accounts and other receivables	71,499	741
Accounts receivable—affiliate	176	1,271
Advances to affiliate	41,486	39,836
Inventory	48,331	16,667
Other current assets	21,726	14,182
Total current assets	645,986	493,475

Non-current restricted cash	13,650	13,650
Property, plant and equipment, net	13,223,191	11,931,602
Debt issuance costs, net	137,605	132,091
Non-current derivative assets	20,472	30,304
Other non-current assets	217,946	232,031
Total assets	$14,258,850	$12,833,153

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities
Accounts payable	$35,581	$16,407
Accrued liabilities	336,316	224,292
Current debt, net	1,662,257	1,673,379
Due to affiliates	87,349	115,123
Deferred revenue	26,709	26,669
Deferred revenue—affiliate	717	717
Derivative liabilities	15,943	6,430
Other current liabilities	54	—
Total current liabilities	2,164,926	2,063,017

Long-term debt, net	11,543,524	10,018,325
Non-current deferred revenue	7,500	9,500
Non-current derivative liabilities	26,904	2,884
Other non-current liabilities	170	175
Other non-current liabilities—affiliate	27,404	26,321

Partners’ equity
Common unitholders’ interest (57.1 million units issued and outstanding at June 30, 2016 and December 31, 2015)	204,009	305,747
Class B unitholders’ interest (145.3 million units issued and outstanding at June 30, 2016 and December 31, 2015)	(29,425)	(37,429)
Subordinated unitholders’ interest (135.4 million units issued and outstanding at June 30, 2016 and December 31, 2015)	301,749	428,035
General partner’s interest (2% interest with 6.9 million units issued and outstanding at June 30, 2016 and December 31, 2015)	12,089	16,578
Total partners’ equity	488,422	712,931
Total liabilities and partners’ equity	$14,258,850	$12,833,153

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures

Regulation G Reconciliation

In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Adjusted EBITDA is calculated by taking net loss before interest expense, net of capitalized interest, including changes in the fair value and settlement of our interest rate derivatives, taxes, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, changes in the fair value of our commodity derivatives and other income. Adjusted EBITDA is not intended to represent cash flows from operations or net loss as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.

We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of business performance. Management believes Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization which vary substantially from company to company depending on capital structure, the method by which assets were acquired and depreciation policies. Further, the exclusion of certain non-cash items and other non-operating income or expense items, and items not otherwise predictive or indicative of ongoing operating performance, enables comparability to prior period performance and trend analysis.

Adjusted EBITDA

The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and six months ended June 30, 2016 and 2015 (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss	(100,125)	(60,043)	(175,031)	(238,719)
Interest expense, net of capitalized interest	71,999	50,148	115,451	92,993
Loss on early extinguishment of debt	26,304	7,281	27,761	96,273
Derivative loss (gain), net	14,792	(1,469)	35,600	35,669
Other income	(376)	(235)	(650)	(356)
Income (loss) from operations	12,594	(4,318)	3,131	(14,140)
Adjustments to reconcile income (loss) from operations to Adjusted EBITDA:
Depreciation and amortization expense	28,184	15,991	47,572	30,870
Loss (gain) from changes in fair value of commodity derivatives, net	9,938	120	12,541	964
Adjusted EBITDA	50,716	11,793	63,244	17,694

CONTACTS:
Investors: Randy Bhatia: 713-375-5479, Katy Cox: 713-375-5079
Media: Faith Parker: 713-375-5663